Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 27, 2025, except for Notes 4, 5, and 23, as to which the date is May 27, 2025, with respect to the consolidated financial statements of Galaxy Digital Holdings LP and subsidiaries, incorporated herein by reference.
/s/ KPMG LLP
New York, New York
May 29, 2025